Rule 424(b)(3)
                                           File Nos. 333-34333-01

Pricing Supplement No. 1044                   Dated: June 8, 1998
(To Prospectus dated September 26, 1997 and
Prospectus Supplement dated October 21, 1997)

                    XEROX CAPITAL (EUROPE) PLC
                   Medium-Term Notes, Series E
            Due Nine Months or More From Date of Issue
__________________________________________________________________

                              GENERAL
__________________________________________________________________

Principal Amount at Maturity: $16,000,000
Issue Price: $14,328,000 (89.55% of Principal Amount at Maturity)
  (see below under "If as Principal")
Agent's Discount or Commission: None
Net proceeds to Company: $14,328,000 (89.55% of Principal Amount at Maturity)
Original Issue Date (Settlement Date): June 11, 1998
Maturity Date: May 19, 2000
Agent(s): Goldman, Sachs & Co.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ This Zero-Coupon Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / This Zero-Coupon Note is being offered at a fixed initial
      public offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000 Principal Amount at Maturity
  Integral Multiples in excess thereof: $1,000 in Principal
    Amount at Maturity
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                             INTEREST
__________________________________________________________________

/x/ Zero-Coupon Note (see Attachment)
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    EARLY REDEMPTION AND/OR REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
__________________________________________________________________

Early redemption at Company's option:
  /X/ No    / / Yes (see below)

Early repayment at Holder's option:
  /X/ No    / / Yes (see below)

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)

Option to reset interest rate:
  /X/ No    / / Yes
__________________________________________________________________

                            ATTACHMENT
__________________________________________________________________

                       DESCRIPTION OF NOTES

There shall be no periodic payments of interest on this Zero-Coupon Note. The Issue Price of this Zero-Coupon Note represents a yield to maturity of 5.86% per annum (computed on a 30/360 basis), calculated from and including the Original Issue Date to but excluding the Maturity Date.

                XEROX OVERSEAS AND XEROX CAPITAL

On October 31, 1997, Xerox Capital changed its name from Rank Xerox Capital (Europe) plc to Xerox Capital (Europe) plc and became a wholly-owned subsidiary of Xerox Overseas Holdings PLC ("Xerox Overseas"). On April 28, 1998, Xerox Overseas re-registered as a private limited company under the name Xerox Overseas Holdings Limited pursuant to the laws of England and Wales. Xerox Capital and Xerox Overseas will remain wholly-owned indirect subsidiaries of Xerox Corporation.